Calculation of Filing Fee Tables
S-8
CENTURY ALUMINUM CO
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock	Other	5,519,839	$ 19.04	$ 105,097,734.56	0.0001531	$ 16,090.46
Total Offering Amounts:						$ 105,097,734.56		$ 16,090.46
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 16,090.46
Offering Note
[1]	1a. There are also registered hereunder such indeterminate number of additional shares as may become subject to awards under the Century Aluminum Company 2025 Incentive Plan (the "Plan") as a result of the antidilution provisions contained therein, and such indeterminate amount of plan interests. 1b. Proposed maximum offering price per unit has been estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), on the basis of the average of the high and low trading prices ($19.16 and $18.91, respectively) of the Common Stock on June 12, 2025, as reported on the Nasdaq Global Select Market.